CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated December 16, 2011 on the financial statements and financial highlights of Carne Large Cap Value Fund, formerly known as the Waterville Large Cap Value Fund, a series of shares of beneficial interest in the Forum Funds.  Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 24, 2012